 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material pursuant to §240.14a-12

New York Community Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

New York Community Bancorp, Inc.
102 Duffy Avenue,
Hicksville, New York 11801

SUPPLEMENT TO PROXY STATEMENT FOR
THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, JUNE 1, 2023

Explanatory Note

On April 21, 2023, New York Community Bancorp, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) and furnished to stockholders a definitive proxy statement (the “Proxy Statement”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Thursday, June 1, 2023 (the “Annual Meeting”). The purpose of this supplement, dated April 25, 2023 (this “Supplement”), is solely to correct (i) an erroneous statement on the effect of abstentions on Proposal 7 (Approval of an Amendment to the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan) on page 93 of the Proxy Statement and (ii) an erroneous reference to Proposal “8” (not Proposal “9”) in the vote recommendation graphic on page 97 of the Proxy Statement. The corrections to the existing disclosure in the Proxy Statement are set forth below under the heading “Changes to the Proxy Statement”. Other than these changes, the Proxy Statement remains unchanged, and this Supplement does not otherwise modify, amend, supplement or affect the Proxy Statement.

From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously distributed for the Annual Meeting.

Changes to the Proxy Statement

***

The following additional disclosure (change marked, with new text bold and underlined and deleted text bold and strikethrough) amends and supplements the last paragraph of page 93 of the Proxy Statement as follows:

The affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting will be required to approve the proposed amendment to the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan. ~~Abstentions will be treated as votes “against” the proposal.~~ Broker non-votes and abstentions will have no effect on the outcome of the vote.

The following vote recommendation graphic amends and replaces the vote recommendation graphic on page 97 of the Proxy Statement in its entirety: